Exhibit (a)(1)(iv)

Form of Letter from the Company to Shareholders

in Connection with the Company’s Acceptance of the Request to Repurchase Shares

KKR FS INCOME TRUST SELECT

c/o SS&C Technologies, Inc.

430 W. 7th Street, Suite 219713

Kansas City, MO 64105-1407

[DATE], 2024

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter relates to the tender offer by KKR FS Income Trust Select (the “Company”) to purchase up to 304,785 of the Company’s Class S common shares of beneficial interest, par value $0.01 per share (the “Shares”), upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated September 3, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the accompanying Letter of Transmittal (together with any amendments or supplements thereto and with the Offer to Purchase, the “Offer”). The Company has accepted for purchase [ ]% of the Shares that were properly tendered and not properly withdrawn in connection with the Offer.

Accordingly, this letter serves to inform you that the Company has received and accepted for purchase, as of [    ], 2024, a corresponding percentage of your tender of Shares in the Offer (which percentage takes into account any proration in the event the Company’s tender offer is oversubscribed, as applicable). For more details, please see the Company’s Amendment No. 1 to its Tender Offer Statement on Schedule TO relating to the Offer, as filed with the Securities and Exchange Commission.

In accordance with the terms of the Offer, the Company will effect payment for your properly tendered and accepted Shares in cash promptly after the net asset value per Share as of September 30, 2024 is finalized (based upon such net asset value less the 2.0% “early repurchase deduction,” as applicable), which payment of repurchase proceeds will occur no later than 65 days after the expiration date of the Offer.

If you have any questions, please contact the Company at 877-628-8575, Monday through Friday (except holidays) during normal business hours of 9:00 a.m. to 6:00 p.m. (Eastern Time).

Sincerely,

KKR FS Income Trust Select

201 Rouse Boulevard

Philadelphia, PA 19112